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                                                                    Exhibit 99.1


   NATIONAL MANAGEMENT SIGNS LETTER OF INTENT TO ACQUIRE XCALIBUR XPRESS, INC.


Melville, N.Y.-(Business Wire)-March 3, 2003- National Management Consulting, Inc. (OTCBB: NMCS) announced that it has entered into a letter of intent with Transportation Logistics Int'l Inc. (OTCBB: TRPL). The letter of intent contemplates that National Management will acquire the assets and assume certain liabilities of Xcalibur Xpress, Inc., a wholly-owned subsidiary of Transportation Logistics, in exchange for a combination of stock and notes. The transaction will not take place, however, until each party has completed its due diligence review of the other, both parties have negotiated and executed a definitive acquisition agreement, the transaction has received the approval of the board of directors of each party as well as shareholder approval if so required, and compliance with applicable regulatory requirements.

Xcalibur Xpress is a transportation company specializing in trucking, logistics and brokerage services for the Intermodal Industry. Its revenues during 2002 were approximately $5,000,000.

Steven A. Horowitz, Chairman and CEO of National Management, stated "this transaction is another step in our goal of developing long term shareholder value. We believe that Xcalibur Xpress's business will bring synergies to our subsidiary Humana Trans Services Group that should prove to be an integral component of our growth plans for 2003 and beyond".

Safe  Harbor  Statement  under  the  Private Securities Litigation Reform Act of
1995:

Forward-looking statements in this release with respect to the Company's business, financial condition and results of operations are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements, including but not limited to certain delays beyond the Company's control with market acceptance to new technologies, products, services, delays in testing and evaluation of products, the effect of the Company's accounting policies as well as certain other risk factors which are detailed from time to time in the Company's filings with the Securities and Exchange Commission.




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